Initial Letter of Agreement and Release


                                         CATHAY PACIFIC
                                         LEASING LIMITED
                                         Cathay Pacific Leasing Limited
                                         Newcourt Chambers
                                         39 Bucks Road
                                         Douglas
                                         Isle of Man, IM1 3DE

                                         Telephone:             +44 1624
674595
                                         Fax:                   +44 1624
674592
                                         CompuServe:
100762,3424
                                         E-mail:
cathay@enterprise.net
                                         JRPower's mobile:     +44 4624
4905907

Fax Cover Sheet

DATE:  August 5, 1998  TIME:  3:21PM

TO:  Steffanie Lewis  FAX:  001-703-522-1197

C.C.  Richard Stock

    Johnson Stokes & Master

C.C.  Janet Chung   FAX:  00-852-2383-2584

   Cathay Pacific Airways Limited

FROM:  Graihagh Mylchreest   FAX:  44-1624-612598

Number of pages including cover sheet: 22

Baltia Airlines Inc.

The initial Deposit has been received, the LOIA is released to Baltia and is considered binding by Cathay.

Kind regards,

(Signature)

Graihagh Mylchreest
Director





            Directors: P.A. Kemp, J.R. Power, R.M.J.Atkinson, E.M.C.Cain
                       R.A.K.Cater, A.J.Gorlett,G.Mylchreest
            Incorporated in the Isle of Man (originally as Dunvant Limited) Company Registration No: 070990C

                                                 Cathay Pacific

                                 Cathay Pacific Airways Limited
                          Swire House, 9 Connaught Road Central
                                     Hong Kong

                                     Telex: 82345 CXAIR HX
                                     Telephone: (862) 2747 5302
                                     Fax:(852) 2551 8298


August 5, 1998

Baltia Air Lines, Inc.
63-25 Saunders Street, Suite 7 I
Rego Park
NY 11374

For the attention of: Igor Dmitrowsky, Chairman and President

Dear Sirs:

This Letter of Initial Agreement ("LOIA") sets out, subject to contract, the general terms and conditions relating to the leasing by Baltia Air Lines ("BA") from Cathay Pacific Airways Limited and/or any of Cathay Pacific Leasing Limited and/or a subsidiary of that company ("Cathay") of one (1) Boeing 747-267 aircraft and installed engines (the "Aircraft") together with technical records as set out herein.

The parties agree to negotiate, in good faith, with a view to agreeing on a definitive lease agreement (the "Lease
Agreement") upon signature of this LOIA and in consideration of the non-refundable payment by BA to Cathay of USD100,000.

The parties agree to use reasonable endeavours to maintain the subject matter of this LOIA confidential and to refrain from announcements or confirmations or other disclosure to third parties (other than each party's professional advisers), and that so far as possible the transactions relating to the Aircraft will only be publicly announced at the time of delivery of the Aircraft to BA, subject to any disclosure required by law or required to be made to any competent authority, or any applicable manufacturers or suppliers or by the Listing Rules of any Stock Exchange on which a party is listed.

1.   EQUIPMENT

     1.1  Aircraft Description

                    One second-hand Boeing 747-267 passenger aircraft with present registration mark B-HKG (Manufacturers
          Serial No.21746.)

                    (a)  Performance

                         The Aircraft will have the following
          performance:

                         MTOW      =    800,000 pounds
                         MLG       =    630,000 pounds
                         MZFW      =    536,500 pounds
                         OEW (typ) =    388,000 pounds
                         Fuel Cap  =     52,288 US Gals

Registered office: 35th Floor, Two Pacific Place, 88 Queensway, Hong Kong
   [logo] Swire Group

          (b)  Interior Configuration

               Prior to Delivery the interior of the Aircraft will be changed in accordance with the BA
               Modifications set out at Schedule 2 (to be agreed) at the cost of BA.

               (c)  Aircraft Systems Equipment

               The Aircraft Systems Equipment will be as per
               Schedule 3 but subject to any amendments prior to Delivery to comply with the Delivery
               Conditions set out at Schedule 1 and BA's
               Modifications set out at Schedule 2.

               (d)  External Livery

                     The Aircraft external livery is currently
               Cathay standard. The Aircraft will be changed, rubbed down and painted in BA standard livery prior to delivery (in accordance with Schedule
               1).

     1.2  Description of Installed Engines

              Four Rolls Royce RB211-524C2 engines per aircraft rated at 51,500 pounds take off thrust, serial numbers to be agreed (the "Engines").

2.   LEASE AGREEMENT DETAILS

               2.1  Lease Term

            6 months (the "Initial Period").   Provided Cathay
          has notified BA 60 days prior to the expiry of the Initial Period that the Aircraft is available for leasing for a further period of 6 months, BA shall have the option to extend the term of the lease for a further period of 6 months (the "Extension Period") upon giving Cathay notice in writing 30 days before the expiry of the Initial Period. Each party shall have the right to terminate the term of the lease at any time during the Extension Period upon giving 90 days notice in writing.

               2.2  Initial Deposit

                    BA shall pay Cathay the non-refundable amount of USD100,000 (the "Initial Deposit") upon execution of this LOIA. The Initial Deposit will be returned to BA without interest if Cathay fails to get approval from its Board of Directors of this LOIA.

               2.3  Security Deposit

                    BA shall pay Cathay a security deposit of USD850,000 (the "Security Deposit") upon execution of the Lease.
          The Initial Deposit shall be applied toward the Security Deposit. Provided that BA has performed all of its obligations under the Lease Agreement, the Security Deposit will be returned to BA without interest:

                     (i) upon redelivery of the Aircraft in the condition required by the Lease Agreement; and

                     (ii) if Cathay fails to honour its obligations under
               the Lease Agreement and this LOIA.

                   Cathay shall be entitled to apply the Security
          Deposit toward any loss or expense that Cathay incurs as a result of BA failing to perform its obligations under the Lease Agreement.

          2.4  Rental

                  USD250,000 per month, payable in advance, to be increased to USD300,000 after 6 months if the term of the Lease Agreement is extended.

               2.5  Payment Obligations Absolute

                The obligation to Rent will be absolute and unconditional and rental payment will be paid (subject to paragraph 10 below) notwithstanding that the Aircraft or any Engine may not be available to BA after they have been delivered for any reason. For the avoidance of doubt this provision shall not preclude BA from bringing at law or in equity any action against Cathay by reason of any failure by Cathay to comply with its obligations under the Lease Agreement or otherwise.

               2.6  Taxation

              The obligation to pay Rent shall not be reduced on account of any deduction or withholding of tax, unless such deduction or withholding is required by law, in which event the relevant payment of Rent shall be increased so that the net amount received by Cathay is the same as it would have received, but for such deduction or withholding. Cathay will use its reasonable efforts to recover such deduction or withholding which recoveries will be for the account of BA.

             It is understood that no stamp duty will be payable in Hong Kong in connection with the Lease Agreement or the transactions contemplated thereby. BA shall be responsible for all other taxes, duties, charges, value added taxes and levies imposed on or in connection with this LOIA and the Lease Agreement, whether levied in Hong Kong or outside Hong Kong.


               2.7  Country of Aircraft Registration

                    United States of America

               2.8  Agreed Value of Aircraft

          USD35,000,000

               2.9       Cathay's Bank Account

             Funds to be remitted to Marine Midland Bank N.A., 140 Broadway, New York, ABA; 021001088, Swift Code:
          MRMDU833 for the credit of The Hong Kong and Shanghai Banking Corporation Limited, New York Branch, Account No.000-712604-016, Account Name: Cathay Pacific
          Airways Limited or to such other account nominated by Cathay.

               2.10 Termination Events

            The Lease Agreement will contain usual provisions to be agreed between the parties with respect to default by BA and the occurrence of a default will cause the leasing of the Aircraft to be terminated, whereupon Cathay shall be entitled to repossess the Aircraft.
          A full list of Termination Events is set out in
          Schedule 5.

               2.11 Representatives, Warranties and Covenants

             The Lease Agreement will contain such standard representations, warranties and covenants as may be agreed between the parties with regard to the operation, maintenance and insurance of the Aircraft and the engines and regulatory condition of BA.

               2.12 Inspection

            Inspections of the Aircraft and Engines will be made both at delivery and redelivery of the Aircraft for the purpose of determining the condition of the Aircraft. Cathay shall have the right to inspect the Aircraft and Engines at any time when the Aircraft is not carrying on scheduled operations (with Cathay not being in any way obliged to do so). BA will pay reasonable costs incurred by Cathay during one such inspection in any one calendar year.

               2.13 No Warranty

                    Subject to the Aircraft and Engines meeting the Delivery condition set out at paragraph 5 and
          Schedule 1, the Aircraft will be delivered to BA on an "as is" "where is" basis. All warranties by Cathay with regard to the condition of the Aircraft will be excluded and BA will be required to disclaim all such warranties whether express or implemented by law and otherwise.

               2.14 Financial and other Reporting

              BA will provide monthly reports to Cathay regarding its operation and maintenance of the Aircraft in such detail and containing such information as Cathay may require. In addition BA will provide Cathay with quarterly financial statements when available.

               2.15 Registration

                    Cathay's title to the Aircraft and Engines will be registered to the satisfaction of Cathay.

               2.16 Reservation of Title

                    BA will not have title to the Aircraft or Engines and will not exercise or purport to exercise any ownership right or privilege in respect of the Aircraft, except registering the Aircraft on the U.S.
          aircraft register. No sale, disposal, charge, lien or mortgage of the Aircraft or any interest therein may be made by BA.

                    Cathay may require the Aircraft and Engines to carry a nameplate identifying Cathay's title and/or ownership interest.

               2.17 No Operational Interest

                    Cathay will not have any operational interest in the Aircraft (other than by virtue of the covenants in respect thereof given to Cathay by BA in the Lease
          Agreement), and BA will not hold out Cathay as having such interest.

               2.18 Indemnity

                    BA shall keep Cathay fully harmless and indemnified from all consequences of the operation, and maintenance of the Aircraft and Engines notwithstanding that Cathay may at any time provide or assist in the maintenance of the Aircraft and Engines.

               2.19 Total Loss

                    On a Total Loss of Aircraft, BA will pay all amounts due but unpaid under the Lease Agreement up to the relevant date plus the Agreed Value.

               2.20 Insurance

              (a)  BA will maintain liability and hull insurance of
               a type acceptable to Cathay and with a first class reputable insurance company and/or underwriter in any major international aviation insurance market acceptable to Cathay. The
               Aircraft and Engines shall be insured for an amount not less than the amount payable on Total Loss provided above. In respect of third party liability, the insurance shall provide cover for not less than USD1.1 bn per incident. All insurances shall name Cathay as additional named assured without liability for premium tthe extent of Cathay's interests.

              (b)  Insurance taken out by BA will cover in a manner
               acceptable to Cathay risks associated with the "Millennium Bug/Y2K problem" (relating to the failure of computer hardware and/or software to properly recognize any change of year, month, date or time).

              (c)  BA shall provide political risk insurance in
               favor of Cathay against the Aircraft's being seized, detained, sequestered, requisitioned, nationalized, confiscated, forfeited, compulsorily acquired or destroyed for political reasons.

              (d)  BA shall provide repossession insurance in favor
               of Cathay to cover all costs and expenses
               (including legal costs) of physically
               repossessing the Aircraft and placing the Aircraft in the condition required by the Lease
               Agreement.

          For the avoidance of doubt, it is recognized that the Rent instalments mentioned in Paragraph 2.4 to this LOIA will be increased by an amount necessary to ensure that the cost of such political risk and repossession insurance is funded by BA.

3.   MAINTENANCE

               3.1 BA shall pay to Cathay a monthly amount (the "Maintenance Amount") of USD$1,500 per flight hour which shall be accumulated in a reserve account (the "Maintenance Reserve"). The Maintenance Amount shall be payable in arrears on a monthly basis on the same dates as payments of Rent are made. BA shall be entitled to withdraw amounts standing to the credit of the Maintenance Reserve against presentation to Cathay of receipts, invoices or other evidences acceptable to Cathay that the funds are required in order to pay maintenance costs incurred in relation to the Aircraft. The Maintenance Reserve, once having reached it, will at no time be permitted to fall below USD250,000. Cathay will be permitted to ask the funds standing to the credit of the Maintenance Reserve toward satisfaction of BA's other obligations under the Lease Agreement in respect of the Aircraft.

               3.2 Without cost to Cathay, Cathay will use its reasonable endeavours to assist BA to successfully place the Aircraft on the FAA register.

               3.3 Cathay grants BA authority to adopt the Cathay maintenance program provided BA waives any rights against CX in respect of such adoption of Cathay's maintenance programme and agrees to indemnify Cathay for any loss or liability that Cathay may suffer as a result thereof.

4.   DELIVERY

               4.1  Scheduled Delivery Date and Location

                    Not later than January 1999, at either Hong Kong International Airport, Chek Lap Kok or Xiamen. Exact date to be determined.

               4.2  Delivery Status

                    The Aircraft will be conditioned by Cathay to its Delivery Maintenance Status prior to Delivery at the expense of Cathay as set out in Schedule 1 and below, and further modified at the expense of BA as set out in Schedule 2.

                    (a)  Airframe

                              The airframe will be delivered with the
               following minimum times to run to the next:

               C Check        -    16 months
               D Check        -    16 months
               Gear Change    -    16 months (based on 6 yr
                                   economic O/H life)
               Flap Carriage  -    16 months forecasted life remaining at
BA
               change              usage
               Other Hard     -    6 months
               Lifed

                              There will be no outstanding deferred defects
on
               the flight deck/cabin logs. Repetitive inspections will be covered by maintenance schedule amendment by mutual agreement.

                    (b)  Engines

                              Each Engine will have a minimum of 12 months
               utility remaining before removal, repair or overhaul.

                              There will be no outstanding deferred defects
or
               repeat inspections outside of AMM limits on the Engines unless otherwise agreed by BA, such agreement not to be unreasonably withheld.

     5.   DOCUMENTATION

          Operating manuals for the Aircraft and Engines will be provided to BA by Cathay on or before Delivery and shall be returned to Cathay upon acceleration or expiry of the Lease Agreement. BA shall be responsible for obtaining an FAA Flight Manual if necessary.

          All applicable publications, technical records and other customary documentation (including without limitation Cathay's maintenance specification manual, check job cards and card database, cockpit manual chart and training manual) will be made available to BA at BA's request. The Maintenance Manual and IPC applicable to the Aircraft will be provided to BA and will be maintained by BA for the duration of the Lease Term. BA will return them to Cathay on termination or expiry of the Lease Agreement in the form maintained by Cathay.

               6.   OPERATION

               6.1 The Lease Agreement will provide that BA may not sublease or enter into any agreement whereby BA parts with possession of the Aircraft and/or any Engine.

               6.2 Cathay will assign to BA all of Cathay's rights remaining under any warranties or guarantees relating to the Aircraft, Engines and all other systems and equipment thereon for the duration of the Lease
          Agreement.

     7.   CHANGES TO THE AIRCRAFT DURING THE LEASE TERM

          BA may, and shall, in the case of mandatory requirements, make changes to the Aircraft interior and systems as a result of any mandatory requirement of any relevant airworthiness authority at BA's cost.

          Any equipment removed from the Aircraft will be returned to Cathay and, where such equipment is required to be re-installed on the Aircraft for redelivery in accordance with the Return Conditions set out at paragraph 19 below, Cathay will make available such equipment in the same condition as when returned to it for retrofit at BA's cost.

     8.   RETURN CONDITIONS

               8.1  Maintenance

                    The Aircraft must be capable of being put back on the HK CAD register and on the Cathay system of maintenance should it be returned under the Lease
          Agreement and thus will require a bridging check at Cathay's cost. BA will use all reasonable endeavours to assist Cathay with regard to the above.


               8.2  Engine, Engine Module and Component Serial Numbers

                    In general, the engines, modules and components (by serial number) fitted at Delivery should also be fitted should the Aircraft be returned under the Lease Agreement save the deviation may be made provided that such replacements engines, modules and components are in good working condition and are of similar life, modification standard and utility as the engines, modules and components replaced.

               8.3  Records

                    Full records will be provided on return of the Aircraft for all maintenance activity including all component changes, repair schemes, design deviations, technical log entries, NRC's, service bulletin incorporation, in-house modification, AO compliance etc. All life limited parts will have records back to birth.

               8.4 The Aircraft and Engines shall be in the same condition as the Delivery maintenance status as set out at Schedule 1 to this LOIA

               8.5  Airframe

                    The airframe will be returned with the following minimum times to run to the next:

                       C Check        -    16 months per BA's schedule
                       D Check        -    16 months
                       Gear Change    -    16 months forecasted life
                                            remaining at Cathay usage based
                                            on Cathay's current annual
cycle
                                            usage
                       Flap Carriage  -    16 months forecasted life
                                             remaining at Cathay's
                       Change                annual cycle usage
                       Other Hard Life     -    6 months
                       Parts

                    There will be no outstanding deferred defects on the airframe. Respective inspections will be covered by maintenance schedules amendment.

                    Cathay and BA will negotiate in good faith to agree a mechanism, to be documented in the Lease Agreement, whereby the Aircraft is to be returned to Cathay in the condition in which it was delivered to BA, but in such a manner that the costs associated with this approach are minimised.

               8.6  Engines

                    Each Engine will have a minimum of 12 months utility remaining before removal, repair or overhaul.

                    There will be no outstanding deferred defects or repeat inspections outside of AMM limits on the engines except as mutually agree.

               8.7  Internal

                    The Aircraft will be returned in Cathay configuration and will be clean by normal international aviation standards. If any interior equipment installed by BA is not required by Cathay on return of the Aircraft, they will be removed by BA at its cost before redelivery.

               8.8  External

                    The Aircraft will be returned in standard Cathay livery (or livery of another airline nominated by Cathay) following rub-down and painting if requested by Cathay. The paint shall be of the same specification as Cathay's paint specification.

               8.9  Location

                    The Aircraft will be redelivered to Cathay in Hong Kong or to an airport nominated by Cathay.

                              9.   CONDITIONS PRECEDENT

               9.1 BA's obligation to lease the Aircraft from Cathay shall be subject to the conditions set out below:

                         (a)  The Aircraft shall meet the Delivery
Conditions
               set out in Schedule 1 (as evidenced where appropriate by satisfactory performance in any predelivery inspection/tests or test flights which relate to delivery conditions) and, if practicable, BA's Modifications program as set out in Schedule 2 shall have been completed.

                         (b) Execution and delivery of an agreed Lease Agreement (with the requisite approvals of the board of directors of both parties) no later than 5 p.m. Hong Kong Time on 14th September
               1998 or such later date as may be mutually agreed between the parties, and completion of any predelivery obligations agreed between the parties.

                         (c)  The absence of Total Loss or Event of Loss
(as
               will be defined in the Lease Agreement) with respect to the Aircraft.

               9.2 The Aircraft will not be delivered until BA has satisfied Cathay that all corporate and national consents, authorizations and permissions have been obtained to enable BA to take the Aircraft pursuant to the Lease Agreement and perform its obligations thereunder. In addition, Cathay must be satisfied as to all regulatory matters relating to the Aircraft and engines, its registration, operation, maintenance and insurance and the regulatory and financial condition of BA.

10.  LOSS OR DAMAGE PRIOR TO DELIVERY

          If before delivery there is a Total Loss with respect to any Aircraft or Engine, Cathay shall promptly notify BA of such occurrence, whereupon Cathay shall return all payments BA has made to Cathay related to this lease, and neither party shall have any further obligation or liability to the other in respect of such Aircraft or Engine.

11.  DELAY IN DELIVERY

          The Lease Agreement shall include customary provisions relating to the excusable delay (usual force majeure events) and non excusable delay (including provisions for compensation in the event of non excusable delay).

               12.       EXPENSES

          BA will upon execution of this LOIA pay all reasonable legal fees plus disbursements incurred by Cathay in relation to the preparation, negotiation and execution of the LOIA and the Lease Agreement up to a maximum of:

               (a) HK$175,000 plus disbursements for the Aircraft in respect of Hong Kong legal counsel;

               (b)  US$5,000 in respect of U.S. legal counsel.

          For the avoidance of doubt BA will be responsible for its own legal expenses and any expenses associated with obtaining FAA approvals of the registration, leasing and/or operation of the Aircraft unless otherwise specified.

13.  OTHER MATTERS

               13.1 Usual damage charts, loose equipment and fuel status to be provided as part of Delivery documentation.

               13.2 Immediately prior to Delivery, BA to have a one and a half hour test flight at Cathay's expense with Cathay's crew, with BA's pilots/engineers riding as observers during the test flight.

               13.3 At Delivery, it is anticipated that re-registration will occur immediately after the test flight.

               13.4 BA to ensure that FAA is in full concurrence with the proposed modification process and delivery arrangements. Cathay to provide reasonable assistance to BA (at BA's expense) in obtaining necessary FAA approvals/waivers.

               13.5 Cathay to provide all Records/Paperwork and back to birth records, reports, data, on Delivery where required for FAA purposes, but otherwise as soon as possible thereafter to an agreed schedule.

               13.6 Listing of publications and documents TBD.

               13.7 Legal opinions acceptable to Cathay.

               13.8 Cathay shall deliver the Aircraft to BA with three shipsets of galley equipment and 16 LD3 cargo containers.

14.  BROKERS

          Each party shall indemnify the other against any claims made by any broker for commissions or other amounts claimed to be due on account of actions by such party, it being acknowledged by both parties to the transaction that neither of them has engaged nor employed any broker or commission agent in this transaction.

15.  GOVERNING LAW

          This LOIA and each Lease Agreement shall be governed by English law.

16.  PRIOR APPROVALS

          The obligations of both parties are subject to approval by the Board of Cathay and by the Board of BA.

17.  Target dates

          Both BA and Cathay will use best efforts to reach agreement on outstanding issues and to finalize documentation by 5 p.m. Hong Kong time, 14 September 1998. Failure to finalise and execute documentation by 14th September 1998 will cause this LOIA to expire and neither party will have any continuing obligations to the other.

for Cathay Pacific Airways Limited for Baltia Air Lines Inc.

By ...(Richard Cater).......       By ..(Igor Dmitrowsky)......

Its: ..(Financial Mgr, Airline     Its ...(President).........
               Planning)
Date ..(5th August 1998).......    Date ..(August 5, 1998)....

Witness ..(RGI Stock)..........   Witness .(Walter Kaplinsky).

(Marginal Note: N.B. Not Released until confirmed by Graihagh
Mylchreest)

                           SCHEDULE 1

        Condition at Delivery: Delivery Maintenance Status

The condition of the Aircraft upon Delivery shall be the following:

 1. Cathay shall be entitled to lease the Aircraft and all equipment and systems thereon to BA such that BA will have the right to quiet enjoyment of the Aircraft in accordance with the Lease.

 2. The Aircraft shall be on Hong Kong CAD Register and have a valid Certificate of Airworthiness.

 3. The Aircraft will be fresh out of the appropriate 'C' check, and will be clear for 16 months service on the Cathay maintenance programme unless stated to the contrary elsewhere in this Letter of Intent.

 4. All other lifed components not referred to elsewhere in this Letter of Intent (including, without limitation flight safety equipment) will have not less than 6 months remaining to the next scheduled removal, repair or overhaul under the Cathay maintenance programme.

 5. The Aircraft shall have all fixed and loose equipment as is normally installed by Cathay for its passenger operations, except as may be deleted by BA's Modifications.

 6. There shall be no carried forward or current defects remaining uncleared on the flight deck/cabin logs prior to Delivery unless otherwise agreed between the parties. Any permanent repairs that require repeat inspections will be reviewed prior to Delivery with mutual agreement as to action to be taken.

 7. All Aircraft documents and technical publications shall be made available to BA.

 8. Each Engine and the Auxiliary Power Unit shall be boroscoped at Cathay's expense and will have no special call outs or on-watch conditions. Any defects identified during the boroscope and/or ground test beyond the Manufacturer's limits shall be rectified at Cathay's expense. BA shall have the opportunity of participating in and reviewing the results of such boroscope and/or tests.

 9. The Aircraft including without limitation the wings and horizontal stabiliser will be rubbed down and painted to BA's standard livery. The paint shall be of the same specification as BA's paint specification. The interior and exterior of the Aircraft will be clean by normal international airline standards.

                            SCHEDULE 2

                        BA's Modifications

Cathay's obligation is to Deliver the Aircraft in its Delivery Maintenance Status as detailed at Schedule 1. Concurrent with that programme, it is agreed that Cathay (in consultation with BA) will procure that the Cathay maintenance provider perform the following work (at BA's cost):

                         [To be agreed]

Pricing for BA's Modifications package will be defined and costed out prior to signature of the leases. Details of the work scope and value will be finalised not later than 30 days prior to Delivery in respect of each Aircraft input.

The parties will co-operate with a view to maximising resources and efficiency in dealings with contractors and suppliers.

                            SCHEDULE 3

                   Aircraft Systems Equipment

Qty        Description              Manufacturer/Model No./Part
No.

3          VHF Comm            Collins 618M4
2          HF Comm             Collins 618T/628T
1          ACARS               Allied Signal
2          ADF                 Collins 51Y-7
3          VHF Nav             Collins 51RV5B
2          DME                 Collins 860E5
2          LRRA                Collins 860F4
2          ATC                 Allied Signal TRA67A
1          TCAS                Allied Signal CAS81
1          Marker              Collins 51Z4
1          GPWS                Sundstrand Mark 2
2          Radar               Allied Signal RDR1F
1          Satcom              Collins SAT906  6 channel high gain system
with
                               CMC CMA2102 top mount antenna
3          INS                 Litton LTN92
1          QAR                 Penny and Giles
1          CVR                 Fairchild A100-300
1          DFDR                Teledyne 2222597-X or
                               Teledyne 2228766-X or
                               Lockheed 10077A500-XXX
2          Autopilot           2 Channel Fail Passive
1          Autothrottle        Bendix "Speed Hold" capability only with
                               TAT/EPRL Computer

                    In Flight Entertainment

Matsushita 2000E Interactive system with in-seat video in ALL seats and the following additional equipment.

One 16 channel MAS RD-AX7094 CD Audio Reproducer
9 Super VHS MAS Video Tape Players
5 Sony overhead video projectors and screens
One 16 inch MAS CRT monitor (in zone A)
One 10 inch MAS LCD monitor (in zone A)
Five 7 inch MAS LCD monitors
One MAS CD player/data loader
One Pre Recorded Announcement Reproducer   Matsushita RD-AX7351
One Airshow 210 DIU
One GTE Airfone system with 6 wired handsets (via Satcom)
One Avtech Fax Machine
One Sextant Cabin Printer

                           SCHEDULE 4

                              Rent

USD250,000 per month from the Delivery Date for a period of 6 months.

USD300,000 per month if the lease term is extended for a further period of 6 months.

Rent will be adjusted to take into account the insurance required to be obtained in accordance with Paragraph 2.20(c) and (d) of this LOIA.

                             SCHEDULE 5

Section 12.     Events of Default

A fundamental term and condition of this Agreement is that none of the following events shall occur during the Term and that the occurrence of any of the following events shall constitute an "Event of Default" (whether any such event shall be voluntary or involuntary or come about or be effected by operation of Law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Government Entity):

12.1  Failure to Pay Scheduled Amounts

  Purchaser shall have failed to make any periodic or scheduled payment in accordance with this Lease Agreement
 [or any other Operative Document] (including any payment of the Purchase Price) within three Business Days after the date the same shall have become due.

12.2  Failure to Pay Demand Amounts

  Purchaser shall have failed to make any demand payment in accordance with this Lease Agreement [or the other
 Operative Documents] when the same shall have become due after demand and such failure shall continue for 10
 Business Days.

12.3  Insurance

       12.3.1    Purchaser shall failed to carry and maintain, or
      cause to be carried and maintained, on or with
      respect to the Aircraft, any insurance required to be
      maintained in accordance with the provisions of
      Clause [       ].

       12.3.2    The Aircraft shall be operated at a time in
      contravention of any requirements or conditions of
      any insurance required under Clause [         ].

12.4  Certain Covenants

 Purchaser shall have failed to comply with its obligations
under Clauses [        ].

12.5  Other Covenants

  Purchaser shall have failed to comply with, observe or perform, and shall fail to cause to be complied with, observed and performed, any of its covenants, agreements or obligations hereunder [or under any other Operative
 Document], and such failure shall continue for 30 days after the earlier of (1) the date of written notice thereof to Purchaser or (2) the date Purchaser assuming exercise of reasonable diligence, should have known of such failure.


12.6  Representations and Warranties

  Any representation or warranty made by Purchaser herein
 [or in any other Operative Document] shall have proven to have been incorrect, inaccurate or untrue in any material respect as of the time made and (i) such incorrectness, inaccuracy or untruth shall be material at any relevant time and (ii) with respect to any incorrectness, inaccuracy or untruth that is capable of cure, such incorrectness, inaccuracy or untruth shall have continued for a period of 30 days after the earlier of (y) the date of written notice thereof to Purchaser or (z) the date
 Purchaser, assuming exercise of reasonable diligence, should have known of the same.

12.7  Voluntary Bankruptcy, Etc.

  Purchaser shall have (1) commenced any proceeding or filed any petition seeking relief under any applicable bankruptcy, insolvency, liquidation, administration, receivership or other similar Law, (2) consented to or acquiesced in the institution of, or failed to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (3) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator or similar official for itself or for a substantial part of its property or assets, (4) filed an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) proposed or entered into any composition or other arrangement, or made a general assignment, for the benefit of creditors or declared a moratorium on the payment of indebtedness, (6) become insolvent or suspended payments on, become unable to, admitted in writing its inability to or failed generally to pay, any material portion of its debts as they become due, (7) sought its own liquidation, reorganization, dissolution or winding up or (8) taken any corporate action (including a petition, proposal or convening of a meeting by the shareholders or directors of Purchaser) for the purpose of effecting any of the foregoing.

12.8  Involuntary Bankruptcy, Etc.

  A proceeding shall have been commenced or a petition shall have been filed, in either case, without the consent or application of Purchaser, seeking (1) relief in respect of Purchaser or of a substantial part of its property or assets under any applicable bankruptcy, insolvency, liquidation, administration, receivership or similar Law,
 (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for Purchaser or for a substantial part of its property or assets or (3) the liquidation, reorganization, dissolution or winding up of Purchaser; and such proceeding or petition shall continue undismissed for 10 days or an order or decree approving or ordering any of the foregoing shall be issued and shall not immediately be stayed.

12.9  Illegality

  The validity, legality or enforceability of Purchaser's obligations under this Agreement [or any other Operative
 Document] is challenged by Purchaser or any other Person claiming by or through Purchaser.

12.10 Indebtedness or Lease Default

  (1) Purchaser shall have failed to pay any amount in respect of any Indebtedness, or any interest or premium thereon, when due (whether by a scheduled maturity, required prepayment, acceleration, demand or otherwise), or Purchaser shall fail to perform or to comply with any other covenant, agreement or condition contained in any agreement or instrument relating to such Indebtedness, and such failure to pay, perform or comply shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, if, as a result of any such failure, the maturity of such Indebtedness is capable of being accelerated and if the aggregate outstanding amount of all such Indebtedness exceeds, in the aggregate together with any other
 Indebtedness in respect of which Purchaser has failed to make any payment or in respect of which Purchaser has otherwise failed to perform or comply, US$1,000,000 (or the equivalent thereof), (2) Purchaser shall breach or otherwise fail to perform or comply with any representation, warranty or covenant of any two aircraft leases and such breaches or failures to perform or comply shall continue after the applicable grace periods, if any, specified in such leases, if, as a result of such breaches or failures, one or more aircraft lessors shall have the contractual or other legal right to terminate the leasing of the relevant aircraft or repossess, or order the redelivery of, such aircraft and the remaining term of each such lease is greater than six months, or (3) any "Event of Default" shall occur and be continuing under and as defined in any Other Conditional Sale Agreement.

12.11 Government Action

  Any Government Entity or any Person acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, or to levy or sue out upon any distress or other execution involving, all or a material part of the property of Purchaser.

12.12 Judgments

  One or more judgments are rendered against Purchaser that either (1) imposes or impose or Purchaser an obligation or obligations for the payment of money in excess of US$1,000,000 (or the equivalent thereof) in the aggregate or (2) grants or grant to any Person equitable relief of any nature that could, if enforced, be reasonably expected to have a Material Adverse Effect and, in the case of any such judgment or judgments, the same shall remain undischarged for a period of 10 days or more, during which time execution of such judgment or judgments shall not be effectively stayed nor adequate bonding fully covering such judgment or judgments exist.
























(RJIS/770893/5)
[RJISSEC/Cathay/770893.5/Dox/D196.04]